GAIN Capital Announces Monthly Metrics for October 2015

Bedminster, New Jersey (November 10, 2015) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of October 2015.

Retail Metrics

•	OTC average daily volume of $12.0 billion, a decrease of 18.1% from September 2015 and an increase of 1.1% from October 2014.[1]

•	OTC trading volume[2] of $264.4 billion, a decrease of 18.1% from September 2015 and 3.3% from October 2014.[3]

•	Active OTC accounts[4] of 148,328, a decrease of 1.0% from September 2015 and an increase of 57.5% from October 2014.[5]

•	Futures average daily contracts of 32,649, a decrease of 14.2% from September 2015 and 12.0% from October 2014.

•	Futures contracts of 685,628, a decrease of 14.2% from September 2015 and 16.0% from October 2014.

Institutional Metrics

•	GTX average daily volume of $14.2 billion, a decrease of 10.4% from September 2015 and 18.1% from October 2014.

•	GTX volume[2] of $311.5 billion, a decrease of 10.4% from September 2015 and 21.7% from October 2014.

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1 OTC average daily volume decreased 27.1% from October 2014 on a pro forma basis (simple pro forma addition of GAIN and City Index).
2 U.S. dollar equivalent of notional amounts traded.
3 OTC trading volume decreased 30.3% from October 2014 on a pro forma basis (simple pro forma addition of GAIN and City Index).
4 OTC accounts that executed a transaction during the last 12 months.
5 Active OTC accounts increased 5.1% from October 2014 on a pro forma basis (simple pro forma addition of GAIN and City Index).

Management Commentary

“In October, customers were migrated off a legacy GFT trading platform as part of the Company’s planned City Index integration activities. This resulted in decreased trading activity in the month as customers transitioned onto new trading technology. In addition, a number of underperforming partners were terminated in advance of the platform migration, which also contributed to the decline in trading volume during the month,” remarked Glenn Stevens, Chief Executive Officer.

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Gain Capital Investor Relations
+1 908.731.0737
ir@gaincapital.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com